ACUITY BRANDS, INC.
2011 NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
(Amended and Restated, Effective as of January 5, 2022)
1. Establishment, History and Purpose.
1.1 Establishment and History of the Plan. Acuity Brands, Inc., a Delaware corporation, (the "Corporation") adopted the Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan (the "2011 Plan"), which became effective on December 1, 2011, subject to approval of the Company's stockholders. On September 27, 2012, the Committee approved an amendment to the 2011 Plan to provide, among other things, for grants of vested Stock in lieu of mandatory deferral for the non-cash component of the Annual Fee if an Eligible Director's level of Stock ownership exceeds certain Stock ownership requirements. On October 25, 2021, the Board further amended and restated the 2011 Plan as set forth in this document, and as may be further amended from time to time (the "Plan"), to (i) retire from authorization all shares of Stock previously authorized for issuance under the Plan but not subject to Deferred Stock Units previously granted and outstanding hereunder as of the Effective Date (such action, the "Share Reserve Retirement"), (ii) provide that any Deferred Stock Unit, Stock Award or other equity-based award to be granted to an Eligible Director on or after the Effective Date shall be made under the Omnibus Plan and not under the Plan, (iii) eliminate the term previously applicable to the grant of Deferred Stock Units under the Plan, as such Deferred Stock Units shall no longer be granted hereunder, and (iv) make certain other amendments pertaining to the operation of the Plan. The Plan shall become effective upon and subject to the approval of the Corporation’s stockholders of the Omnibus Plan at the Company’s annual meeting of stockholders in January 2022 (the "Effective Date"), provided that irrespective of whether the stockholders approve the Omnibus Plan, any Deferred Stock Units to be granted to an Eligible Director on or after the Effective Date shall be granted under the Omnibus Plan.
1.2 Purpose of the Plan. The Plan is intended to increase the alignment of the interests of eligible members of the Board with the interests of stockholders of the Corporation and increase their incentive to contribute to the success of the Corporation's business by permitting Eligible Directors to elect to defer their fees for investment into an interest-bearing account or in Deferred Stock Units, as hereinafter defined, on the terms and conditions set forth herein.
2. Definitions. When used in this Plan, unless the context otherwise requires:
2.1 "Account" shall mean the records maintained by the Committee (or its designee) to determine the Eligible Director's deferrals under the Plan. Such Account may be reflected as an entry in the Corporation's records, or as a separate account under a trust or as a combination of both. The Committee may establish such additional subaccounts as it deems necessary for the proper administration of the Plan.
2.2 "Annual Fee" shall mean the annual fee payable each calendar year to an Eligible Director for service on the Board.
2.3 "Board" shall mean the Board of Directors of the Corporation.

2.4 "Board Meeting Fee" shall mean the fee payable to an Eligible Director for attendance at any meeting of the Board.
2.5 "Chair Fee" shall mean the fee, if any, payable to an Eligible Director for service as the Chair of a committee of the Board.
2.6 "Committee" shall mean the Compensation and Management Development Committee of the Board or such other committee as may be designated by the Board. In the absence of the appointment of a Committee, the Board shall serve as the Committee.
2.7 "Committee Meeting Fee" shall mean the fee payable to an Eligible Director for attendance at any meeting of a committee of the Board.
2.8 "Corporation" shall have the meaning provided in Section 1.1 hereof.
2.9 "Deferred Stock Unit" shall mean a unit equivalent in value to a share of Stock credited to the Account of an Eligible Director pursuant to Section 5 hereof which, as from the Effective Date, shall be granted under the Omnibus Plan and be subject to such vesting and other terms as are consistent with the Omnibus Plan, as determined by the Committee.
2.10 "Eligible Director" shall mean each member of the Board who is not at the time of reference an employee of the Corporation or any Subsidiary.
2.12 "Fair Market Value" shall mean the average of the high and low sales prices of a share of Stock as reported on the New York Stock Exchange Composite Tape on the five (5) trading dates immediately preceding the date for which such value is being determined.
2.13 "Investment Fund" shall mean an interest-bearing fund providing a rate of interest based upon an index or a rate specified by the Committee or such other deemed investment fund (or funds) as the Committee may establish as the basis for calculating earnings, gain and losses for all or a portion of the Eligible Director's Account.
2.14 "Omnibus Plan" shall mean the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan, as amended and restated, and as it may be further amended from time to time, and any successor plan thereto.
2.15 "Optional Amount" shall mean the amount elected to be deferred by an Eligible Director for any calendar year during the term hereof pursuant to Section 5.2 hereof.
2.16 "Plan" shall have the meaning provided in Section 1.1 hereof.
2.17 "Restricted Stock" shall mean Restricted Stock as provided for under the Omnibus Plan that is granted to an Eligible Director under the Omnibus Plan and is subject to such vesting and other terms as are consistent with the Omnibus Plan, as determined by the Committee.
2.18 "Section 409A" shall mean Section 409A of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations and rulings thereunder.
2.19 "Share Reserve Retirement" shall have the meaning provided in Section 1.1 hereof.
2.20 "Stock" shall mean the Common Stock of the Corporation.

2.21 "Stock Award" shall mean either a Stock Bonus Award or an award of Restricted Stock, but unless otherwise provided by the Committee, shall mean a Stock Bonus Award, pursuant to Section 5.1(b) hereof.
2.22 "Stock Bonus Award" shall mean a Stock Bonus Award as provided for under the Omnibus Plan that is granted to an Eligible Director under the Omnibus Plan in the form of shares of unrestricted Stock.
2.23 "Stock Ownership Guideline" shall mean, as of a given calendar year, that (i) the sum of the number of shares of Stock held directly by an Eligible Director, plus the number of Deferred Stock Units credited to an Eligible Director's Account, each determined as of November 30 of such calendar year; multiplied by (ii) the closing price of the Corporation's Stock on November 30 (or the last trading day of November) of such calendar year, equals or exceeds the Stock ownership guideline or level as may be established by the Board from time to time.
2.24 "Subsidiary" shall mean any corporation more than 50% of whose stock having general voting power is owned by the Corporation or by a Subsidiary of the Corporation.
3. Administration.
3.1 The Plan shall be administered by the Committee.
3.2 The Committee may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan. The interpretation and application of the Plan or of any rule or procedure, and any other matter relating to or necessary to the administration of the Plan, shall be determined by the Committee, and any such determination shall be final and binding on all persons. To the extent not prohibited by applicable laws, the Committee may delegate to other directors, officers or employees, as the Committee determines, such ministerial and discretionary duties with respect to the Plan as it sees fit.
3.3 The Corporation or the Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any advice or opinion received from any such counsel or consultant and any computation received from any such consultant or agent. No member of the Committee shall be liable for any act done or omitted to be done by such member, or by any other member of the Committee, in connection with the Plan, except for such member's own willful misconduct or as otherwise expressly provided by statute.
3.4 The Committee shall have the power to promulgate rules and other guidelines in connection with the performance of its obligations, powers and duties under the Plan, including its duty to administer and construe the Plan and any grants made under the Plan.
4. Stock Available for Issuance; Capital Adjustments.
4.1 As of the Effective Date and after giving effect to the Share Reserve Retirement, the aggregate maximum number of shares of Stock reserved for issuance under the Plan shall be 57,777, which number reflects the number of shares of Stock subject to Deferred Stock Units previously granted and outstanding under the Plan as of the Effective Date, subject to the adjustment provision set forth in Section 4.2 hereof.
4.2 In the event of a reorganization, recapitalization, stock split, reverse stock split, stock dividend, spin-off, split-up, combination of shares, merger, consolidation or a similar corporate transaction, the number, class or kind of shares of Stock or other securities represented by Deferred Stock Units credited and granted hereunder prior to the Effective Date, shall be proportionately adjusted in a manner deemed appropriate by the Committee to reflect any such event or transaction. Deferred Stock Units credited to an Eligible Director’s Account on or after the Effective Date shall be granted under and subject to the adjustment provisions of the Omnibus Plan.
5. Deferrals and Stock Awards.
5.1 Non-Cash Component of the Annual Fee.
(a) Mandatory Deferral. The non-cash component of the Annual Fee for a given calendar year shall automatically be credited to the Account of an Eligible Director in the form of Deferred Stock Units on the date such Annual Fee would otherwise have been paid to the Eligible Director, unless the Eligible Director has achieved the Stock Ownership Guideline (determined as of November 30 of the preceding calendar year).
(b) Stock Awards in Lieu of Mandatory Deferral. If the Eligible Director has achieved the Stock Ownership Guideline for a given calendar year, then the non-cash component of the Annual Fee payable for the services to be rendered by the Eligible Director in the calendar year immediately following the calendar year in which the Stock Ownership Guideline has been achieved, shall be paid directly to the Eligible Director in the form of a Stock Award on the date such Annual Fee would otherwise have been paid to the Eligible Director, unless the Eligible Director has elected to defer such non-cash component of such Annual Fee in accordance with Section 5.2 hereof.
5.2 Deferral Election of Optional Amount. Except as provided under Section 5.3 below, each Eligible Director shall be entitled to elect to defer, with respect to each calendar year during the term of this Plan, (i) such portion of the non-cash component of the Annual Fee described in Section 5.1(b), if applicable, (ii) any portion of the cash component of the Annual Fee, and (iii) such portion of any Board Meeting Fee, Committee Meeting Fee, and Chair Fee, if applicable, under the Plan. Such election shall be made and submitted on or before December 31 of the calendar year prior to the calendar year in which the applicable Eligible Director fees are to be earned on such form as shall be determined from time to time by the Committee, which the Committee may provide is a continuing deferral election. The Optional Amount shall automatically be credited to the Account of each Eligible Director on the date such Optional Amount would otherwise have been paid to the Eligible Director and in the manner elected pursuant to Section 5.5 below.
5.3 First Year of Eligibility. Notwithstanding anything to the contrary herein, and unless otherwise determined by the Committee, with respect to Board fees to be paid to an Eligible Director in the same calendar year in which the Eligible Director is first eligible to participate in the Plan, (a) the non-cash component of the Annual Fee for such calendar year shall automatically be credited to the Account of an Eligible Director in the form of Deferred Stock Units on the date such Annual Fee would otherwise have been paid to the Eligible Director, regardless of whether the Eligible Director has achieved the Stock Ownership Guideline; and (b) to the extent permitted under Section 409A and in accordance with the terms of the Plan, the Eligible Director may elect to defer the cash component of the Annual Fee and any applicable Board Meeting Fee, Committee Meeting Fee or Chair Fee, if applicable, that relate to services to be performed after the date of such election, provided that such election is made no later than thirty (30) days after the Eligible Director becomes eligible to participate in the Plan. Unless otherwise determined by the Committee, any election made by an Eligible Director pursuant to this Section 5.3(b) shall be made by the time the Eligible Director commences service with the Company. Further, (i) any Deferred Stock Units so elected by the Eligible Director shall be approved by the Committee, and (ii) in the event that an Eligible Director fails to specify whether or not any cash payable to such Eligible Director should be deferred in accordance with this Section 5.3(b), such cash amounts shall not be deferred and shall be paid to the Eligible Director in accordance with the Company’s regular schedule for payment of Board fees.
5.4 Calculation of Number of Shares of Stock or Deferred Stock Units. The calculation of the number of shares of Stock to be issued or Deferred Stock Units to be granted pursuant to Section 5.1, 5.2 and/or 5.3 above, as applicable, shall be determined by dividing the cash or non-cash portion of the Annual Fee, as the case may be, by the Fair Market Value on the date such cash or non-cash portion would otherwise have been paid to the Eligible Director or credited to the Eligible Director’s Account), and by rounding up to the nearest whole share of Stock. For purposes of the foregoing and unless otherwise determined by the Committee, any Stock Awards to be issued or Deferred Stock Units to be granted pursuant to Sections 5.1 or 5.2 above shall be granted on the date of the annual meeting of the Corporation’s stockholders for the given calendar year and any Deferred Stock Units to be granted pursuant to Section 5.3 shall be granted on the date the Eligible Director commences service on the Board.
5.5 Investment Election of Optional Amounts. The Eligible Director may elect to have Optional Amounts, if any, credited in Deferred Stock Units or deemed to be invested in the Investment Fund, provided that once the Eligible Director makes such investment election for such year's deferrals, the election may not be changed.
5.6 Dividends on Deferred Stock Units. As of each dividend payment date declared with respect to the Stock, the Corporation shall credit to each Account an amount equal to (i) the product of (x) the dividend per share of Stock payable on such dividend payment date and (y) the number of Deferred Stock Units credited to such Eligible Director's Account as of the applicable dividend record date. All dividends shall be credited to and deemed to be invested in the Investment Fund. All amounts credited to an Eligible Director's Account resulting from the crediting of dividends shall be paid in cash following termination of service as an Eligible Director in accordance with the payment provisions in Section 6 below.
6. Payment of Account.
6.1 Following the termination of service of an Eligible Director, the Eligible Director shall receive payment of his or her Account in the manner provided in this Section 6. The amount credited to the Investment Fund shall be paid in cash and the amount credited as Deferred Stock Units shall be paid in a combination of whole shares of Stock and cash for any fractional Deferred Stock Units held by an Eligible Director, converted using the closing price of a share of Stock on the date of distribution.
6.2 The Account shall be paid in a lump sum or in five substantially equal annual installments following the Eligible Director's termination of service, with payments made or commencing by the thirtieth (30th) day following such termination, in accordance with the Eligible Director's election on a form provided by the Committee at or prior to the time the Eligible Director commences participation in the Plan, or at such other time as may be permitted by Section 409A and the Committee. Notwithstanding the foregoing, if an Eligible Director who elected to have his or her Account paid in five substantially equal annual installments dies prior to receiving all annual installments, the sum of all remaining installments shall automatically be distributed within sixty (60) days following the Eligible Director's date of death or within such longer period as may be permitted under Section 409A. In the event and to the extent that an Eligible Director fails to specify the form of payment of the Account at or prior to such Eligible Director’s commencement of service with the Company or at such other time as may be permitted by Section 409A and the Committee, payment of the Account shall be made in a lump sum.
6.3 An Eligible Director may, not less than twelve (12) months prior to termination of service, elect to change the method of payment of the Account, provided that (i) only one such change is permitted and after such election change, the election is irrevocable, (ii) the payment date for the Account will be deferred for five (5) years, and (iii) the election shall not become effective for twelve (12) months. The change of election shall be made on a form provided by the Committee.
6.4 The holder of Deferred Stock Units shall have none of the rights of a stockholder of the Corporation.
7. Term of Plan.
The Plan shall remain in effect until all amounts have been paid under the terms of the Plan, unless earlier terminated by the Board in compliance with Section 409A.
8. Amendment; Termination.
Subject to Section 409A, the Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. The termination or any modification or amendment of the Plan shall not, without the consent of the Eligible Director, affect his or her rights under any Deferred Stock Units granted hereunder or reduce the benefits that have accrued prior to the date of such action.
9. Miscellaneous.
9.1 The Eligible Director's Account and Deferred Stock Units granted or credited hereunder shall not be assignable or transferable by the Eligible Director, except by will or by the laws of descent and distribution, and further shall not be pledged, encumbered or subject in any manner to alienation or anticipation.

9.2 Nothing in the Plan shall be construed as conferring any right upon any Eligible Director to continue as a member of the Board.
9.3 The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.
9.4 The Corporation shall have the right to require, prior to any payment hereunder, payment by the recipient of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such payment hereunder.
9.5 An Eligible Director shall be an unsecured creditor of the Corporation with respect to benefits under the Plan. The Corporation's obligations under the Plan, and under the Omnibus Plan, if applicable (i) with respect to Deferred Stock Units shall be an unsecured promise to distribute shares of Stock (and cash, if applicable) at the times described herein, and (ii) with respect to the Investment Fund shall be an unsecured promise to make cash payments at the times described herein.
9.6 An Eligible Director who is a foreign national or resident or employed outside the United States, or both, may participate in the Plan on such terms and conditions different from those applicable to Eligible Directors who are not foreign nationals or residents or who are employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law, regulations or tax policy.
9.7 The Plan is intended to satisfy, or to be excluded from, the requirements of Section 409A and the Committee shall have the discretion to interpret, construe and administer the Plan in a manner consistent with such intent. For purposes of Section 409A, an Eligible Director's right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. An Eligible Director shall not be considered to have terminated the Eligible Director's service on the Board until the Eligible Director has incurred a "separation from service" as defined in Section 409A. Notwithstanding any provision in the Plan to the contrary, if at the time of an Eligible Director's separation from service the Eligible Director is a "specified employee" as defined under Section 409A, then any payment under this Plan that is considered "nonqualified deferred compensation" subject to Section 409A that is payable on account of the Eligible Director's separation from service shall be delayed until the date which is the earlier of (i) the expiration of six (6) months following the date of the Eligible Director's separation from service, and (ii) the date of the Eligible Director's death, at which time all payments delayed pursuant to this paragraph shall be paid to the Eligible Director in a lump sum, and any remaining payments due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them in this Plan or applicable election form.